Exhibit 99.1
Filed by Ensource Energy Income Fund LP and
Ensource Energy Partners, LP, as Bidders, pursuant to
Rule 425 and Rule 433 under the Securities Act of 1933
Subject Company: Eastern American Natural Gas Trust
(Registration No. 333-126068)
First Used: February 13, 2006
CITIGATE SARD VERBINNEN
PRESS RELEASE — February 13, 2006
Ensource Energy Announces Change in Management and Investors
HOUSTON — (Business Wire) — February 13, 2006 — Ensource Energy Income Fund LP (“Ensource”) today announced that Scott A. Bedford has resigned from the board of directors of its general partner, Ensource Energy Partners, LP (“EEP”). Mr. Bedford’s resignation was made in connection with the redemption of Ensource Energy Investors LLC’s 62% limited partner interest in EEP. Prior to the redemption, Ensource Energy Investors was EEP’s largest limited partner, and the redemption resulted in the payment of $12,460,832 to Ensource Energy Investors from the escrow that was established by EEP and its investors to fund the $20.05 million contribution by EEP to be made upon the successful closing of the exchange offer.
In addition, Ensource announced that the remaining limited partners of EEP have entered into an amendment to the EEP limited partnership agreement as a result of which the limited partners have agreed to contribute to EEP a total of approximately $20.1 million to be used to fund the $20.05 million contribution to be made upon the successful closing of the exchange offer. In connection with the amendment, Ritchie Energy North, L.P. (“REN”) increased its capital contribution commitment from $5.0 million to approximately $17.47 million, representing an approximate 86.66% limited partner interest in EEP. REN’s capital commitment is comprised of $5.0 million held in the escrow account with a financial institution as previously described, with the balance of its commitment to be funded upon the successful closing of the exchange offer.
As a result of Mr. Bedford’s resignation, EEP’s board of directors currently has four members and is comprised of Scott W. Smith (Chairman), Mark J. Warner, Jacob Roorda and S.P. Johnson IV, with one vacancy. REN, which now holds a majority in interest of the limited partner interests of EEP, has the right to designate four of the five members to EEP’s board of directors.
Ensource intends to supplement its exchange offer materials to reflect the changes described herein.
Georgeson Shareholder Communications, Inc. (800-279-4514) has been appointed the information agent for the exchange offer. The prospectus relating to the exchange offer, as well as any additional information concerning the terms and conditions of the exchange offer, may be obtained by contacting Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, E-mail: ensource@gscorp.com. Banks and brokerage firms please call: 1-212-440-9800. Shareholders please call: 1-800-279-4514.

Ensource Energy Income Fund LP is a Houston-based energy company engaged in the business of acquiring and holding net profits interests burdening oil and gas producing properties located in the United States, which will fund ongoing quarterly distributions to its limited partners of all available cash from operating surplus received from the ownership of those interests beyond that required to pay its costs and fund reasonable working capital reserves. Additional information about Ensource Energy Income Fund LP may be found on its website at www.ensource-energy.com.
Where You Can Get More Information
This is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any exchange offer will be made only through a registration statement and related materials. In connection with the exchange offer, Ensource Energy Income Fund LP (“Ensource”) has filed a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission (the “SEC”). Investors and security holders of Eastern American Natural Gas Trust (“NGT”) are advised to read these disclosure materials (and any other disclosure materials filed with the SEC when they become available) because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by Ensource with the SEC at the SEC’s website at www.sec.gov. The disclosure materials and other documents of Ensource may also be obtained from Ensource upon request by directing such request to Ensource’s Information Agent, Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, E-mail: ensource@gscorp.com. Banks and brokerage firms please call: 1-212-440-9800. Shareholders please call: 1-800-279-4514.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-279-4514.
Summary Description of Exchange Offer

Bidders:	Ensource Energy Income Fund LP and Ensource Energy Partners, LP

Subject Company:	Eastern American Natural Gas Trust
Pursuant to the terms of the exchange offer, Ensource is offering the current unitholders of NGT the right to tender each of their NGT depositary units in exchange for: (i) one whole common unit of Ensource; and (ii) a pro-rata share of a $5.9 million special cash distribution to be paid by Ensource to holders of NGT depositary units accepted by Ensource in this offer. The exchange offer will remain open until 5:00 p.m. New York City time on February 28, 2006, unless extended. If Ensource elects to extend the exchange offer, it will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was scheduled to expire. The complete terms and conditions of the exchange offer and related transactions are set forth in the prospectus that is a part of the registration statement filed by Ensource with the SEC, as amended from time to time.

Forward-Looking Statements
All statements, other than statements of historical facts, included herein are forward-looking statements. Included among forward-looking statements are, among other things, (i) statements regarding Ensource’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the payment of distributions to Ensource’s limited partners. Although Ensource believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Ensource’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Ensource’s periodic reports that are filed with and available from the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Other than as required under the securities laws, Ensource does not assume a duty to update these forward-looking statements.
Ensource Energy Income Fund LP, Houston Investors: Scott W. Smith or Marshall M. Eubank 713-659-1794